As filed with the Securities and Exchange Commission on February 10, 2012

Registration Statement No. 333-107795

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN DENTAL PARTNERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3297858
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices) (Zip Code)

American Dental Partners, Inc.

Amended and Restated 1996 Directors Stock Option Plan

(Full Title of the Plan)

Gregory A. Serrao

President and Chief Executive Officer

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Name and address of agent for service)

(781) 224-0880

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-107795) (the “Registration Statement”) of American Dental Partners, Inc. (the “Company”) filed by the Company with the Securities and Exchange Commission on August 8, 2003 registering 75,000 shares of common stock, par value $0.01 per share, of the Company relating to the American Dental Partners, Inc. Amended and Restated 1996 Directors Stock Option Plan (note that the preceding share number listed does not take into account corporate actions, such as stock splits, taken in the interim).

Effective as of February 9, 2012 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of November 4, 2011, among the Company, JLL Crown Holdings, LLC and JLL Crown Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Company with the Company being the surviving corporation (the “Merger”) and all issued and outstanding shares of common stock of the Company, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, Commonwealth of Massachusetts on this 9th day of February, 2012.

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
	Name:	Gregory A. Serrao
	Title:	Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.